EXHIBIT 99.1
Non-Employee Director Compensation Program
     The non-employee director compensation program effective March 13, 2006 is set forth below:
•	Non-employee directors receive an annual retainer fee of $20,000.
•	Additional annual retainers will be paid to non-employee directors who serve as the Chairman of the Audit Committee ($7,500), Chairman of the Compensation Committee ($2,500) and Chairman of the Nominating and Governance Committee ($2,500).
•	Non-employee directors will receive $1,000 for attendance at each regular or special Board of Director meeting, $1,000 for participation in all committee meetings, including those that are held on the same day as regularly scheduled Board of Director meetings, and reimbursement for reasonable out-of-pocket expenses.